Exhibit 99

Eaton Reports Record Fourth Quarter 2023 Results, with Continued Strong Backlog Growth, and Issues Guidance on 2024 Outlook

  Fourth quarter earnings per share of $2.35 and record adjusted earnings per share of $2.55, up 24% over 2022
  Record quarterly sales with 10% organic growth resulting in record fourth quarter segment margins of 22.8%, 200 basis points above the fourth quarter of 2022
  For full year 2023, record earnings per share of $8.02 with 12% organic growth and record adjusted earnings per share of $9.12, up 20% over 2022
  Adjusted earnings per share for 2024 expected to be between $9.95 and $10.35, up 11% at midpoint over 2023

DUBLIN--(BUSINESS WIRE)--February 1, 2024--Intelligent power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $2.35 for the fourth quarter of 2023. Excluding charges of $0.22 per share related to intangible amortization, $0.02 per share related to a multi-year restructuring program, and income of $0.04 per share related to acquisitions and divestitures, adjusted earnings per share of $2.55 were a record and up 24% over the fourth quarter of 2022.

Sales in the quarter were $6.0 billion, a record and up 11% from the fourth quarter of 2022, driven by 10% organic sales growth and 1% foreign exchange.

Segment margins were 22.8%, a fourth quarter record and a 200-basis point improvement over the fourth quarter of 2022.

Operating cash flow was $1.3 billion and free cash flow was $1.1 billion, both records and up 9% and 8%, respectively, over the same period in 2022.

Craig Arnold, Eaton chairman and chief executive officer, said, “We’re pleased with our teams’ strong execution in the fourth quarter, which resulted in record quarterly sales, adjusted earnings and operating cash flow to close the year. Ongoing strength in our backlog shows robust demand and gives us continued confidence in our growth outlook.”

For the full year 2023, sales were a record $23.2 billion, up 12% from 2022, driven entirely by organic sales growth.

Segment margins of 22.0% for 2023 were a record and at the high end of the latest guidance range. This represents a 180-basis point improvement over the full year 2022.

Earnings per share for 2023 were a record $8.02. Excluding charges of $0.89 per share related to intangible amortization, $0.11 per share related to a multi-year restructuring program, and $0.10 per share related to acquisitions and divestitures, adjusted earnings per share were a record $9.12, up 20% over 2022.

Operating cash flow for 2023 was $3.6 billion and free cash flow was $2.9 billion, both records and up 43% and 48%, respectively, over the same period in 2022.

On full year results, Arnold continued, “With our strong performance in 2023, we’ve continued to deliver on our commitments. And we’re not finished yet – we’re investing to position the company for ongoing growth and performance over the long term. That’s why we’re announcing a $375 million multi-year restructuring program, which we expect to deliver $325 million of mature year benefits. We’re confident with these proactive steps – growing the company while also reducing costs – we’ll be able to generate strong shareholder returns for years to come.”

For the full year 2024, the company expects organic growth of 6.5-8.5% and adjusted earnings per share to be between $9.95 and $10.35, up 11% at the midpoint over 2023. For the first quarter of 2024, the company anticipates organic growth of 6-8% and adjusted earnings per share to be between $2.21 and $2.31.

Business Segment Results

Sales for the Electrical Americas segment were a record $2.7 billion, up 16% from the fourth quarter of 2022, driven entirely by organic sales growth. Operating profits were a record $763 million, up 40% over the fourth quarter of 2022. Operating margins in the quarter were a record 28.5%, up 480 basis points over the fourth quarter of 2022.

The twelve-month rolling average of orders in the fourth quarter was down 4% organically from high levels in 2022, with growth in the data center, machinery OEM and institutional markets. Backlog at the end of December remains at record levels, up 18% organically over December 2022.

Sales for the Electrical Global segment were a fourth quarter record $1.5 billion, up 6% from the fourth quarter of 2022, driven by organic sales growth of 4% and foreign exchange of 2%. Operating profits were $284 million, a fourth quarter record, and operating margins in the quarter were 18.8%.

The twelve-month rolling average of orders in the fourth quarter was up 1% organically, with strength in the data center and utility markets.

On a rolling twelve-month basis, the book-to-bill ratio for the Electrical businesses remained strong at over 1.1.

Aerospace segment sales were a record $895 million, up 10% from the fourth quarter of 2022. Organic sales increased 8%, and currency translation added 2%. Operating profits were $200 million, a fourth quarter record and up 1% from the fourth quarter of 2022. Operating margins in the quarter were 22.4%.

The twelve-month rolling average of orders in the fourth quarter was up 7% organically, with particular strength in commercial OEM, commercial aftermarket and defense aftermarket. The backlog at the end of December was up 13% over December 2022. On a rolling twelve-month basis, the book-to-bill ratio for the Aerospace segment remained strong at 1.1.

The Vehicle segment posted sales of $723 million, up 2% from the fourth quarter of 2022, driven entirely by favorable foreign exchange. Operating profits were $129 million, up 21% over the fourth quarter of 2022. Operating margins in the quarter were 17.9%, up 270 basis points over the fourth quarter of 2022.

eMobility segment sales were a record $165 million, up 19% over the fourth quarter of 2022, driven by organic sales growth of 18% and foreign exchange of 1%. The segment recorded an operating loss of $16 million, reflecting the timing of program start-up costs associated with new program wins.

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy sources, helping to solve the world’s most urgent power management challenges, and building a more sustainable society for people today and generations to come.

Eaton was founded in 1911 and has been listed on the New York Stock Exchange for more than a century. We reported revenues of $23.2 billion in 2023 and serve customers in more than 160 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties today as a live audio webcast at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website before the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning first quarter and full year 2024 adjusted earnings per share and organic sales growth, as well as anticipated multi-year restructuring program charges and savings. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: a global pandemic such as COVID-19; geopolitical tensions or war, unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest at Eaton or at our customers or suppliers; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended December 31, 2023, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2023	2022	2023	2022
Net sales	$5,967	$5,384	$23,196	$20,752

Cost of products sold	3,732	3,547	14,762	13,865
Selling and administrative expense	956	796	3,795	3,227
Research and development expense	201	167	754	665
Interest expense - net	27	44	151	144
Gain on sale of business	—	—	—	24
Other income - net	(37)	(20)	(93)	(36)
Income before income taxes	1,088	851	3,827	2,911
Income tax expense	141	129	604	445
Net income	947	722	3,223	2,465
Less net income for noncontrolling interests	(1)	(1)	(5)	(4)
Net income attributable to Eaton ordinary shareholders	$946	$721	$3,218	$2,462

Net income per share attributable to Eaton ordinary shareholders
Diluted	$2.35	$1.80	$8.02	$6.14
Basic	2.37	1.81	8.06	6.17

Weighted-average number of ordinary shares outstanding
Diluted	401.8	400.3	401.1	400.8
Basic	399.6	398.0	399.1	398.7

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$946	$721	$3,218	$2,462
Excluding acquisition and divestiture charges (income), after-tax	(15)	14	39	147
Excluding restructuring program charges (income), after-tax	9	(10)	46	29
Excluding intangible asset amortization expense, after-tax	83	99	353	394
Adjusted earnings	$1,024	$825	$3,657	$3,032

Net income per share attributable to Eaton ordinary shareholders - diluted	$2.35	$1.80	$8.02	$6.14
Excluding per share impact of acquisition and divestiture charges (income), after-tax	(0.04)	0.04	0.10	0.37
Excluding per share impact of restructuring program charges (income), after-tax	0.02	(0.02)	0.11	0.07
Excluding per share impact of intangible asset amortization expense, after-tax	0.22	0.24	0.89	0.99
Adjusted earnings per ordinary share	$2.55	$2.06	$9.12	$7.57
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2023	2022	2023	2022
Net sales
Electrical Americas	$2,672	$2,296	$10,098	$8,497
Electrical Global	1,512	1,430	6,084	5,848
Aerospace	895	812	3,413	3,039
Vehicle	723	707	2,965	2,830
eMobility	165	139	636	538
Total net sales	$5,967	$5,384	$23,196	$20,752

Segment operating profit (loss)
Electrical Americas	$763	$545	$2,675	$1,913
Electrical Global	284	268	1,176	1,134
Aerospace	200	199	780	705
Vehicle	129	107	482	453
eMobility	(16)	(2)	(21)	(9)
Total segment operating profit	1,360	1,117	5,093	4,196

Corporate
Intangible asset amortization expense	(107)	(124)	(450)	(499)
Interest expense - net	(27)	(44)	(151)	(144)
Pension and other postretirement benefits income	13	8	46	43
Restructuring program income (charges)	(11)	16	(57)	(33)
Other expense - net	(141)	(122)	(654)	(653)
Income before income taxes	1,088	851	3,827	2,911
Income tax expense	141	129	604	445
Net income	947	722	3,223	2,465
Less net income for noncontrolling interests	(1)	(1)	(5)	(4)
Net income attributable to Eaton ordinary shareholders	$946	$721	$3,218	$2,462
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2023	December 31, 2022
Assets
Current assets
Cash	$488	$294
Short-term investments	2,121	261
Accounts receivable - net	4,475	4,076
Inventory	3,739	3,430
Prepaid expenses and other current assets	851	685
Total current assets	11,675	8,746

Property, plant and equipment - net	3,530	3,146

Other noncurrent assets
Goodwill	14,977	14,796
Other intangible assets	5,091	5,485
Operating lease assets	648	570
Deferred income taxes	458	330
Other assets	2,052	1,940
Total assets	$38,432	$35,014

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$8	$324
Current portion of long-term debt	1,017	10
Accounts payable	3,365	3,072
Accrued compensation	676	467
Other current liabilities	2,680	2,488
Total current liabilities	7,747	6,360

Noncurrent liabilities
Long-term debt	8,244	8,321
Pension liabilities	768	649
Other postretirement benefits liabilities	180	177
Operating lease liabilities	533	459
Deferred income taxes	402	530
Other noncurrent liabilities	1,489	1,444
Total noncurrent liabilities	11,616	11,580

Shareholders’ equity
Eaton shareholders’ equity	19,036	17,038
Noncontrolling interests	33	38
Total equity	19,069	17,075
Total liabilities and equity	$38,432	$35,014
See accompanying notes.

EATON CORPORATION plc

NOTES TO THE FOURTH QUARTER 2023 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution). Columns and rows may not add and the sum of components may not equal total amounts reported due to rounding.

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

The Company's first quarter and full year adjusted earnings guidance for 2024 is as follows:

	Three months ended March 31, 2024	Year ended December 31, 2024
Net income per share attributable to Eaton ordinary shareholders - diluted	$1.80 - $1.90	$8.69 - $9.09
Excluding per share impact of acquisition and divestiture charges, after tax	0.03	0.08
Excluding per share impact of restructuring program charges, after tax	0.17	0.34
Excluding per share impact of intangible asset amortization expense, after tax	0.21	0.84
Adjusted earnings per ordinary share	$2.21 - $2.31	$9.95 - $10.35

A reconciliation of operating cash flow to free cash flow is as follows:

	Three months ended December 31
(In millions)	2023	2022
Operating cash flow	$1,298	$1,186
Capital expenditures for property, plant and equipment	(243)	(209)
Free cash flow	$1,055	$977
	Year ended December 31
(In millions)	2023	2022
Operating cash flow	$3,624	$2,533
Capital expenditures for property, plant and equipment	(757)	(598)
Free cash flow	$2,867	$1,935

Note 2. ACQUISITIONS AND DIVESTITURE OF BUSINESSES

Acquisition of a 49% stake in Jiangsu Ryan Electrical Co. Ltd.

On April 23, 2023, Eaton acquired a 49 percent stake in Jiangsu Ryan Electrical Co. Ltd., a manufacturer of power distribution and sub-transmission transformers in China. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Acquisition of a 50% stake in Jiangsu Huineng Electric Co., Ltd’s circuit breaker business

On July 1, 2022, Eaton acquired a 50 percent stake in Jiangsu Huineng Electric Co., Ltd’s circuit breaker business, which manufactures and markets low-voltage circuit breakers in China. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Russia

During the second quarter of 2022, in light of the ongoing war with Ukraine, the Company decided to exit its business operations in Russia and recorded charges of $29 million presented in Other income - net on the Consolidated Statements of Income. The charges consisted primarily of write-downs of accounts receivable, inventory and other assets, and accruals for severance.

Acquisition of Royal Power Solutions

On January 5, 2022, Eaton acquired Royal Power Solutions for $610 million, net of cash received. Royal Power Solutions is a U.S. based manufacturer of high-precision electrical connectivity components used in electric vehicle, energy management, industrial and mobility markets. Royal Power Solutions is reported within the eMobility business segment.

Sale of Hydraulics business

On August 2, 2021, Eaton completed the sale of the Hydraulics business to Danfoss A/S and recognized a pre-tax gain of $617 million in 2021. The Company finalized negotiations of post-closing adjustments with Danfoss A/S and recognized an additional pre-tax gain of $24 million in the first quarter of 2022 and received cash of $22 million in the second quarter of 2022 from Danfoss A/S to fully settle all post-closing adjustments.

Acquisition of Green Motion SA

On March 22, 2021, Eaton acquired Green Motion SA, a leading designer and manufacturer of electric vehicle charging hardware and related software based in Switzerland. Green Motion SA was acquired for $106 million, including $49 million of cash paid at closing and an initial estimate of $57 million for the fair value of contingent future consideration based on 2023 and 2024 revenue performance. The fair value of contingent consideration liabilities is estimated by discounting contingent payments expected to be made, and may increase or decrease based on changes in revenue estimates and discount rates, with a maximum possible undiscounted value of $122 million. As of December 31, 2023, the fair value of the contingent future payments has been reduced to $18 million based primarily on lower revenue in 2023 and anticipated reductions in projected 2024 revenue compared to the initial estimates at closing. This reduction is presented in Other income - net on the Consolidated Statements of Income.

Note 3. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2023	2022	2023	2022
Acquisition integration, divestiture charges and transaction costs (income)	$(14)	$12	$54	$194
Gain on the sale of the Hydraulics business	—	—	—	(24)
Total charges (income) before income taxes	(14)	12	54	170
Income tax expense (benefit)	(1)	2	(15)	(23)
Total after income taxes	$(15)	$14	$39	$147
Per ordinary share - diluted	$(0.04)	$0.04	$0.10	$0.37

Acquisition integration, divestiture charges and transaction costs in 2023 and 2022 are related to the acquisition of Royal Power Solutions and other acquisitions completed prior to 2022, including other charges and income to acquire and exit businesses. Costs in 2023 and 2022 also included certain indemnity claims associated with the sale of 50% interest in the commercial vehicle automated transmission business in 2017. 2023 and 2022 also included reductions in the fair value of contingent future consideration from the Green Motion SA acquisition. Costs in 2022 also included charges of $29 million presented in Other income - net on the Consolidated Statements of Income related to the decision in the second quarter of 2022 to exit the Company's business operations in Russia. These charges consisted primarily of write-downs of accounts receivable, inventory and other assets, and accruals for severance. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other income - net. In Business Segment Information, the charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton initiated a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to initially respond to declining market conditions brought on by the COVID-19 pandemic. Since the inception of the program, the Company incurred charges of $382 million. The multi-year program was substantially complete at the end of 2023 and mature year benefits from the program are estimated to be $265 million and will be largely realized by the end of 2024.

A summary of restructuring program charges (income) is as follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2023	2022	2023	2022
Workforce reductions	$2	$(25)	$19	$(13)
Plant closing and other	9	9	38	47
Total charges (income) before income taxes[1]	11	(16)	57	33
Income tax expense (benefit)	(2)	6	(11)	(4)
Total after income taxes	$9	$(10)	$46	$29
Per ordinary share - diluted	$0.02	$(0.02)	$0.11	$0.07

Restructuring program charges (income) related to the following segments:

	Three months ended December 31		Year ended December 31
(In millions)	2023	2022	2023	2022
Electrical Americas	$2	$4	$5	$17
Electrical Global	4	(1)	26	14
Aerospace	2	2	5	8
Vehicle	2	(23)	6	(15)
eMobility	—	1	7	1
Corporate	2	1	8	8
Total charges (income)[1]	$11	$(16)	$57	$33

[1]The restructuring program liability was adjusted by $30 million in 2022 related to true-ups for completed workforce reductions and the decision not to close a facility in the Vehicle segment that was previously included in the program.

These restructuring program charges (income) were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other income – net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items.

On February 1, 2024, the Company announced a new multi-year restructuring program to accelerate opportunities to optimize its operations and global support structure. These actions will better align the Company's functions to support anticipated growth and drive greater effectiveness throughout the Company. This restructuring program is expected to be completed in 2026 with estimated charges of $375 million for the entire program. The Company expects mature year benefits of $325 million when the multi-year program is fully implemented.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE

Intangible asset amortization expense is as follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2023	2022	2023	2022
Intangible asset amortization expense	$107	$124	$450	$499
Income tax benefit	23	25	98	105
Total after income taxes	$83	$99	$353	$394
Per ordinary share - diluted	$0.22	$0.24	$0.89	$0.99

Contacts

Eaton Corporation plc
Jennifer Tolhurst
Media Relations
+1 (440) 523-4006
jennifertolhurst@eaton.com

Yan Jin
Investor Relations
+1 (440) 523-7558